Exhibit 10.29

December 5, 2022

John Kauh
19 Woodwild Way
Berkeley Heights, NJ 07922

Dear John:

On behalf of Tvardi Therapeutics, Inc. (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your employment with the Company, should you accept our offer.

1.             You will be employed to serve as the Company’s Chief Medical Officer, effective as of _January 30, 2023 (the “Effective Date”). You will be a full-time employee of the Company, and you will report to the Company’s Chief Executive Officer and have such duties and responsibilities as are customary for such positions. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. Prior written approval from the Company’s Chief Executive Officer is required for you to serve on any Board of Directors. You agree to abide by the rules, regulations, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. This is primarily a remote position, but you will work out of the Company’s office in Houston and travel for business from time to time as needed.

2.             Your base salary will be at the rate of $400,000.00, subject to tax and other withholdings as required by law. The Company may elect to increase your base salary periodically based on your performance and/or industry standards for similarly situated executives.

3.             Following the end of each fiscal year and subject to the approval of the Company’s Board (or a committee thereof), you will be eligible for a retention and performance bonus, targeted at 30% ($120,000) of your annualized base salary as determined by the Company in its sole discretion based on your individual performance and the Company’s performance during the applicable fiscal year. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided that the Company will award and pay any bonus for a calendar year before March 15th of the next calendar year.

4.             The Company will provide you a Sign-on Advance in the amount of $25,000, less customary deductions and tax withholdings (the “Advance”). The Company will pay this Advance to you during your first 45-days of employment. You will earn the full amount of the Advance if you remain employed with the Company for a total of one year. Accordingly, you acknowledge and agree that if you voluntarily resign or are terminated for cause by the Company within a year of service, you are required to pay back the Company on a prorated basis, calculated based on your employment termination date and taking into account the number of days you were employed by the Company. You will be required to repay that prorated amount of the Advance within thirty days of your employment separation date.

5.             You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice (other than as required by such programs or under law).

6.             You are eligible for a maximum of four (4) weeks of vacation per calendar year to be taken at such times as may be approved by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.66 days per month that you are employed during such calendar year.

7.             Subject to the approval of the Board of Directors, the Company will grant to you a stock option (the “Initial Option Grant”) under the Company’s 2018 Stock Incentive Plan (the “Stock Plan”) to purchase an aggregate number of shares of common stock of the Company as shall equal 1.0% of the fully diluted shares of the Company’s common stock at the date of the grant (which shall give effect to the conversion to common stock of all outstanding shares of preferred stock and to the shares available for issuance or outstanding under the Company’s Stock Plan) (the “Fully Diluted Shares”), at an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board. The Initial Option Grant will be evidenced in writing by, and subject to the terms of the Stock Plan and a stock option agreement provided by the Company, which agreement will specify that (a) the options subject to the Initial Option Grant (“Options”) will vest, subject to your continued service, (x) as to 25% of the underlying shares on the first anniversary of the Effective Date and (y) as to the balance in equal 1/36th monthly installments thereafter until the fourth anniversary of the Effective Date; and (b) the right to exercise the Options shall terminate one (1) year after the cessation of your providing services to the Company. Furthermore, the Board may elect to grant you additional stock options based on your performance and/or industry standards for similarly situated executives.

8.             Without otherwise limiting the “at-will” nature of your employment, if your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below), and provided you execute and allow to become effective (within 60 days following the termination or such shorter period (of not less than twenty-one (21) days) as may be directed by the Company) a severance and release of claims agreement in a form prescribed by the Company (which will include, at a minimum, a release of all releasable claims and post-employment confidentiality, non-disparagement, non-competition, non-solicitation and cooperation obligations) (the “Release Agreement”), (i) the Company will pay you as severance pay an aggregate amount equivalent to six (6) months of your then current base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of your termination, then the severance pay shall begin no earlier than January 1 of such subsequent calendar year; (ii) should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will for a period of six (6) months following your termination continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (the remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation); and (iii) twelve and one-half percent (12.5%) of the unvested portion of the Initial Option Grant and any other equity grant from the Company to you (collectively, the “Equity Grants”) will fully vest as of the date of your separation from the Company, provided, however, that: (x) no shares may be transferred and no stock option exercised (in each case with respect to the portion of the Equity Grants accelerating pursuant to this section until the Release Agreement has become enforceable and irrevocable; and if the Release Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Equity Grants that have vested as a result of this provision shall be cancelled effective as of the date of your separation from employment. Additionally, if within three (3) months before or twelve (12) months following a Change of Control, your employment by the Company is terminated by the Company without Cause or by you for Good Reason, the Severance Period shall be extended to twelve (12) months and the vesting schedule for your outstanding Equity Grants will be accelerated in full such that 100% of such Equity Grants that are not then vested will be accelerated and become vested and exercisable effective upon the termination; provided, however, that all such benefits are conditioned on the Release Agreement requirements and other terms and conditions set forth in this Section 7

9.             For purposes of this Agreement:

“Cause” means any of: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Board in its sole discretion that you have (i) engaged in dishonesty, willful misconduct or gross negligence that has a material adverse effect on the Company, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) materially breached the terms of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within ten days written notice thereof; or (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, provided that in the case of (iv) that you were given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board determines that such violation or failure is curable).

“Change of Control” shall mean, regardless of form thereof, consummation of (a) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (b) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (c) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (d) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that “Change of Control” shall not include any financing transaction of the Company (whether public or private) that would otherwise be and/or trigger a “Change of Control” under (c) and/or (d) above.

“Good Reason” shall mean (i) any action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (ii) a material reduction in your base compensation except to the extent that any such benefit is replaced with a comparable benefit, or a reduction in scope or value thereof, other than as a result of across-the board reductions or terminations affecting employees of the Company generally, or (iii) a requirement that you, without your prior consent, regularly report to work at a location that is fifty (50) miles or more away from your then current place of work; provided, however, that the conditions described immediately above in clauses (i) through (iii) shall not give rise to a termination for Good Reason, unless you have notified the Company in writing within thirty (30) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within thirty (30) days after the Company’s receipt of such written notice, and you actually terminate employment with the Company within sixty (60) days of the first occurrence of the condition. For the avoidance of doubt, your required travel on the Company’s business shall not be deemed a relocation of your principal office under clause (iii), above.

10.           You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Attachment A and Attachment B, as a condition of employment.

11.           You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

12.           You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

13.           This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Board of Directors, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

14.           The Company’s offer of at-will employment is contingent upon your authorization and successful completion of background and reference checks. You will be required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment. The Company may obtain background reports both pre-employment and from time to time during your employment with the Company, as necessary.

15.           The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all interne and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

16.           This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the State of Delaware.

* * *

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, by December 15, 2022. If you do not accept this offer by December 15, 2022, this offer will be revoked.

Very Truly Yours,

By:	/s/ Imran Alibhai
Imran Alibhai
Chief Executive Officer

The foregoing correctly sets forth the terms of my employment by Tvardi Therapeutics, Inc. I am not relying on any representations pertaining to my employment other than those set forth above.

/s/ John Kauh	Date:	14 Dec 2022
Name: John Kauh

Attachment A

Invention and Non-Disclosure Agreement

Attachment B

Non-Competition and Non-Solicitation Agreement